Exhibit 5.1
[Letterhead of Jenner & Block LLP]
August 28, 2026
Lowe’s Companies, Inc.
1000 Lowes Boulevard
Mooresville, NC 28117
Re: Registration of Securities on Form S-3
Ladies and Gentlemen:
We are acting as special counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (as amended or supplemented from time to time, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer of 2,500,000 shares of common stock, $0.50 par value per share, of the Company (the “Securities”), for issuance from time to time pursuant to Rule 415 of the Securities Act.
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for purposes of this opinion, including (a) the corporate and organizational documents of the Company, (b) certain records of corporate proceedings of the Company and (c) the Registration Statement and exhibits thereto.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have relied, to the extent we deemed appropriate and without independent verification, upon (a) statements and representations of officers and other representatives of the Company and others as to certain factual matters and (b) factual information we have obtained from such other sources as we have deemed reasonable.
Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that when, as and if (a) the Registration Statement has become effective pursuant to the provisions of the Securities Act, (b) the Securities have been duly issued in the form and containing the terms described in the Prospectus, and in accordance with the terms described in the Prospectus, and any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authorities with respect thereto are obtained, (c) the number of Securities to be offered and sold under the Registration Statement will not cause the number of shares authorized under the articles of incorporation of the Company to be exceeded, and (d) the Securities have been duly executed by the Company and delivered to the purchasers against payment of the agreed consideration therefor, the Securities will be duly authorized and, upon the issuance and sale of the Securities in accordance with the prospectus contained in the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.
Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (a) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (c) public policy considerations which may limit the rights of parties to obtain certain remedies and (d) other recognized statutory and judicial constraints on enforceability.

Exhibit 5.1
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of North Carolina and the North Carolina Business Corporation Act. Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.
We do not find it necessary for the purposes of this opinion to cover, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities, nor do we express any opinion regarding the Securities Act or any other federal securities laws or regulations.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by you for any other purposes. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is given on the basis of the laws in effect, and the facts existing, as of the date hereof. We do not undertake any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ JENNER & BLOCK LLP